Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
NETSPEND HOLDINGS, INC.

NETSPEND HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

1.             The original Certificate of Incorporation of NetSpend Holdings, Inc. was filed with the Secretary of State of the State of Delaware on February 18, 2004.  An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 6, 2004.  A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 15, 2008.

2.             This Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware.  Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly adopted by the Board of Directors and duly adopted by the written consent of the stockholders of the Corporation.

3.             Pursuant to Section 245 of the General Corporation Law of the State of Delaware, the Second Amended and Restated Certificate of Incorporation, as heretofore amended, is hereby amended and restated to read in its entirety as set forth on Exhibit A attached hereto and, as so amended and restated, this Certificate of Incorporation shall be the certificate of incorporation of the Corporation until such time as it may be amended or restated in accordance with applicable law and the provisions thereof.

4.             This Certificate of Incorporation shall become effective at 5:00 p.m. Eastern time, on October 18, 2010.

[signature page follows]

IN WITNESS WHEREOF, NetSpend Holdings, Inc. has caused this Certificate of Incorporation to be executed by Daniel R. Henry, its Chief Executive Officer, this 18th day of October, 2010.

/s/ Daniel R. Henry
Daniel R. Henry
Chief Executive Officer

[Signature Page to Third Amended and Restated Certificate of Incorporation]

Exhibit A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
of
NETSPEND HOLDINGS, INC.

ARTICLE 1

CORPORATE NAME

The name of the corporation is NetSpend Holdings, Inc. (the “Corporation”).

ARTICLE 2

PURPOSE

The purpose of the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute (the “DGCL”).

ARTICLE 3

REGISTERED ADDRESS AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 4

AUTHORIZED CAPITAL STOCK

(a)           Authorized Shares.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 250,000,000 shares, which shall consist of:

(i)            240,000,000 shares of common stock, par value $0.001 per share, of which 225,000,000 shares shall be designated Common Stock, par value $0.001 per share  (“Common Stock”), and 15,000,000 shares shall be designated Class B Common Stock, par value $0.001 per share (“Class B Common Stock”).

(ii)           10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.  The number of authorized shares of any of the Preferred Stock or the Common Stock or the Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock or Class B Common Stock voting separately as a class shall be required therefor.

(b)           Preferred Stock.

(i)         General.  The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors.

(ii)        Rights and Preferences.  The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board of Directors setting forth the designation of the series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a “Directors’ Resolution.”  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (i) the number of shares constituting that series and the distinctive designation of that series; (ii) the dividend rate, if any, or any method of computing the dividend on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (iv) whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (viii) any other relative rights, preferences and limitations of that series.  The Common Stock shall be subject to the express terms of any series of Preferred Stock.

(c)           Common Stock.

(i)         General.  Except as otherwise provided in this Certificate of Incorporation or as otherwise required by applicable law, all shares of Common Stock and Class B Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

(ii)        Voting.

A             Common Stock.  Except as otherwise provided in this Article 4 or required by law, each registered holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) (including any certificate of designation with respect to a series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any such certificate of designation).  Except as otherwise provided in this Article 4 or required by law and subject to the rights of the holders of any series of Preferred Stock, (i) holders of Common Stock shall be entitled to elect directors of the Corporation; and (ii) holders of Common Stock shall be entitled to vote on all other matters properly submitted to a vote of stockholders of the Corporation.  Cumulative voting of shares of Common Stock is prohibited.

B             Class B Common Stock.  Except as otherwise required by applicable law (in which case the holders of Class B Common Stock shall vote (at the rate of one vote per share of Class B Common Stock held) as a single class), the holders of Class B Common Stock shall not have any voting rights.

(iii)       Dividends.  Subject to applicable law and subject to any preferential dividend rights of outstanding Preferred Stock, the holders of Common Stock and Class B Common Stock shall be entitled to receive dividends in the same amount per share out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

(iv)       Liquidation.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to distributions in the event of liquidation, dissolution or winding up of the Corporation, and after any and all distributions are made in accordance therewith, in such event, either voluntary or involuntary, the remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock and Class B Common Stock in proportion to the number of shares of such stock owned by each such holder.

(v)        No Pre-Emptive or Preferential Rights.  No holder of Common Stock or Class B Common Stock shall have a preemptive or preferential right to acquire or subscribe for any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation.  Common Stock is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund.  Except as otherwise provided in this Certificate of Incorporation, Class B Common Stock is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund.

(vi)       Conversion of Class B Common Stock.

A             Upon the earlier of (i) the receipt of the approvals of the change of control applications from each of the Florida Office of Financial Regulation, the Ohio Division of Financial Institutions and the Virginia Bureau of Financial Institutions or (ii) a Skylight Disposition Event (as defined below), each and every share of outstanding Class B Common Stock held by the holders thereof shall automatically be converted into one share of Common Stock.  Any such conversion shall be automatic, without need for any further action by the holders of shares of Class B Common Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Class B Common Stock so converted are surrendered to the corporation in accordance with the procedures described in Section 4(c)(vi)C below.  As used herein, a “Skylight Disposition Event” shall be deemed to have occurred upon (1) the sale, transfer or disposition by Skylight Holdings I, LLC of Class B Common Stock issued to it pursuant to the Agreement and Plan of Merger, dated as of June 2, 2008, by and among the corporation, Aurora Acquisition Sub, Inc., Skylight Acquisition I, Inc. and the other parties thereto, to a person or persons (other than an affiliate of JLL Partners Fund IV, L.P., a Delaware limited partnership, or JLL Partners Fund V, L.P., a Delaware limited partnership), as a result of which (a) no such person, together with such person’s affiliates, would own or control Class B Common Stock which represents on an as-converted basis 25% or more of the voting securities of the corporation and (b) Skylight Holdings I, LLC, JLL Partners Fund IV, L.P., JLL Partners Fund V, L.P. and their affiliates would cease to own or control Common Stock and Class B Common Stock which together represents on an as-converted basis 25% or more of the voting securities of the corporation,  or (2) the issuance by the Corporation of additional shares of Common Stock as a result of which Skylight Holdings I, LLC, JLL Partners Fund IV, L.P., JLL Partners Fund V, L.P. and their affiliates would cease to own or control Common Stock and Class B Common Stock which together represents on an as-converted basis 25% or more of the voting securities of the corporation.

B             Upon any sale, transfer or disposition by Skylight Holdings I, LLC of Class B Common Stock issued to it pursuant to the Agreement and Plan of Merger, dated as of June 2, 2008, by and among the corporation, Aurora Acquisition Sub, Inc., Skylight Acquisition I, Inc. and the other parties thereto, to a person or persons (other than an affiliate of JLL Partners Fund IV, L.P., a Delaware limited partnership, or JLL Partners Fund V, L.P., a Delaware limited partnership), which does not result in an automatic conversion of all shares pursuant to Section 4(c)(vi)A above, each share of Class B Common Stock so sold, transferred or disposed shall automatically be converted into one share of Common Stock.  Such conversion shall be automatic, without need for any further action by the holder of such shares of Class B Common Stock and regardless of whether the certificates representing such shares are surrendered to the corporation or its transfer agent; provided, however, that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Class B Common Stock so converted are surrendered to the corporation in accordance with the procedures described in Section 4(c)(vi)C below.

C             Upon the automatic conversion of any Class B Common Stock pursuant to Section 4(c)(vi)A or Section 4(c)(vi)B above, the corporation shall promptly send written notice thereof, by registered or certified mail return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Class B Common Stock whose shares have been converted at his, her or its address then shown on the records of the corporation, which notice shall state that certificates evidencing shares of Class B Common Stock must be surrendered at the office of the corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in this Section 4(c)(vi)C.  Before any holder of Class B Common Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Class B Common Stock are converted in accordance with Section 4(c)(vi)A or Section 4(c)(vi)B above, such holder shall surrender the certificate or certificates for such shares of Class B Common Stock duly endorsed, at the office of the corporation or of any transfer agent for the Class B Common Stock and shall give written notice to the corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the corporation.  Said conversion notice shall also contain such representations as may reasonably be required by the corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws.  The Corporation shall, as soon as practicable thereafter and in no event later than thirty (30) days after the delivery of said certificates, issue and deliver at such office to such holder of Class B Common Stock or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Section 4(c)(vi)A or Section 4(c)(vi)B above shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion specified in such section.  All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

D             Notwithstanding anything to the contrary contained herein, if the corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of Common Stock or Class B Common Stock, the outstanding shares of the other class of common stock shall be proportionately subdivided or combined, as the case may be, and effective provision shall be made by the Board of Directors of the corporation (whose determination with respect thereto will be final and binding) for the protection of all conversion and exchange rights hereunder; provided, however, that the Board of Directors may determine, in lieu of the foregoing, to make an appropriate change to the number of shares issuable upon exchange or conversion.

E             In case of any reorganization, reclassification or change of outstanding shares of Common Stock or Class B Common Stock (other than a change in par value, or from par to no par value), or in case of any consolidation of the corporation with one or more other corporations or a merger of the corporation with another corporation (other than a consolidation or merger which does not result in any reclassification or change of outstanding shares of Common Stock or Class B Common Stock), each holder of a share of Class B Common Stock shall have the right at any time thereafter to convert such shares solely into the kind and amount of shares of stock and/or other securities and/or property (including cash) receivable upon such reorganization, reclassification, change, consolidation or merger by a holder of a share of Common Stock into which or for which such share of Class B Common Stock might have been converted or exchanged immediately prior to such reclassification, change, consolidation or merger.  Any such right to convert or exchange shares of Class B Common Stock shall generally also be subject to the other terms and conditions as are otherwise specified in this Section 4(c)(vi)D.  In the event of such a reorganization, reclassification, change, consolidation or merger, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection, as nearly as may reasonably be provided, of the applicable rights to convert or exchange the shares of Class B Common Stock to or for any such other shares of stock, other securities or property.  In case securities or property other than Common Stock shall be issuable or deliverable upon conversion or exchange as aforesaid, then all references in this Section 4(c)(vi)D shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.  Any determination by the Board of Directors of the corporation in regard to the matters set forth in this Section 4(c)(vi)D shall be final.

F              The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares solely for the purpose of issuance upon the conversion or exchange of the Class B Common Stock as provided in this Section 4(c)(vi), such number of shares of Common Stock as may then be issuable upon the conversion or exchange of all outstanding shares of Class B Common Stock.  Shares of Class B Common Stock that are converted into or exchanged for shares of Common Stock may not be reissued.

ARTICLE 5

BOARD OF DIRECTORS

(a)           General.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the authority and powers conferred upon the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the Bylaws of the Corporation.

(b)           Number of Directors.  The number of directors of the Corporation that shall constitute the Board of Directors shall be fixed from time to time exclusively by, and may be increased or decreased from time to time exclusively by, the affirmative vote of a majority of the Board of Directors, subject to such rights of holders of shares of an outstanding series of Preferred Stock to elect one or more directors pursuant to any provisions contained in a Directors’ Resolution with respect to such series.

(c)           Classified Board of Directors.  Effective upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (such date hereinafter referred to as the “Trigger Date”), the directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each such director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors shall serve for a term expiring at the annual meeting of stockholders next following the date of their designation as Class I directors, the directors first designated as Class II directors shall serve for a term expiring at the second annual meeting of stockholders next following the date of their designation as Class II directors and the directors first designated as Class III directors shall serve for a term expiring at the third annual meeting of stockholders next following the date of their designation as Class III directors. Upon the Trigger Date, if then permitted by applicable law, the Board of Directors shall have the authority to designate the members of the Board of Directors then in office as Class I directors, Class II directors and Class III directors, respectively. Each director shall hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.  At each annual election, the directors chosen to succeed those whose terms then expired shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.  In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation, retirement, disqualification or removal. The Board of Directors shall specify the class to which a newly created directorship shall be allocated.

(d)           Written Ballots Not Required.  Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(e)           Removal of Directors.  A director of the Corporation may be removed from office as a director with or without cause, by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect directors of the Corporation pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the Directors’ Resolution with respect to such series, any such director of the Corporation so elected may be removed in accordance with the provisions of such Directors’ Resolution.

(f)            Vacancies on Board of Directors.  Except as provided in any provisions contained in a Directors’ Resolution with respect to a series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even if such remaining directors constitute less than a quorum of the Board of Directors, or, if there are no directors remaining, by the stockholders.  Any director elected in accordance with the preceding sentence shall serve for a term ending on the next annual meeting of stockholders at which the class to which such director has been elected is up for election and until such director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE 6

BYLAWS

(a)           Board of Directors’ Power.  The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation.  Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Board of Directors.

(b)           Stockholders’ Power.  The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation at any meeting before which such matter has been properly brought in accordance with the Bylaws of the Corporation by the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(c)           Prior Acts.  No Bylaws hereafter adopted, or any amendments thereto, shall invalidate any prior act of the Board of Directors that was valid at the time it was taken.

ARTICLE 7

STOCKHOLDER MEETINGS; STOCKHOLDER ACTION

(a)           Meetings of Stockholders.

(i)         General.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

(ii)        Special Meetings.  Except as otherwise required by law, or as may be prescribed in any provisions contained in a Directors’ Resolution with respect to a series of Preferred Stock, special meetings of stockholders of the Corporation may be called only (i) by the Chairman of the Board of Directors of the Corporation, if there is one, (ii) by the Chief Executive Officer of the Corporation, if there is one or (iii) by the Board of Directors, and no such special meeting may be called by any other person or persons.  Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

(b)           Stockholder Action.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders, and the power of the stockholders of the Corporation to consent in writing, without a meeting, to the taking of any action is specifically denied.  Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or to repeal, this Section 7(b).

ARTICLE 8

LIABILITY OF DIRECTORS

No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended.  Any repeal or modification of this Article 8 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 9

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power; provided that, notwithstanding the fact that a lesser percentage may be specified by the DGCL, subject to any greater percentage provided in this Certificate of Incorporation, the affirmative vote of the holders of record of outstanding shares representing at least seventy-five percent (75%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change, repeal, or adopt any provision or provisions inconsistent with, Article 4, Article 5, Article 6, Article 7, Article 8 and this Article 9 of this Certificate of Incorporation unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is adopted or authorized by the Board of Directors by the affirmative vote of at least seventy-five percent (75%) of the Board of Directors.